UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2012

USChina Taiwan, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-165526 (Commission File Number)	27-2039490 (I.R.S. Employer Identification No.)

USChina Taiwan, Inc. c/o Public Equity Group Inc 9900 Corporate Campus Dr. Suite 3000 Louisville, KY 40223 (Address of principal executive offices) (zip code)

(502) 657-6005 (Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2013, JaeChan Kim agreed to resign from his positions as Chairman, President, Chief Executive Officer and Chief Financial Officer effective immediately, and agreed to resign from his position as a director of USChina Taiwan, Inc., a Nevada corporation (the “Company”), and was appointed to the position of Treasurer of the Company. JaeChan Kim did not resign from any position because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Kwang Hyun Kim was appointed to the offices of President and Secretary, and as a director on February 4, 2013. As a result of Kwang Hyun Kim’s appointment to the Board of Directors and JaeChan Kim’s resignation as a director, the Company currently has only one director.

Mr. Kil-Su Kim was appointed to the Board of Directors as a director on February 4, 2013.

Mr. JaeChan Kim, 73, in addition to being the Treasurer of the Company, is the Chief Executive Officer of RadTek Co., Ltd in their Korean and worldwide operations. He has a vast background in business development and his experiences include being the General Manager of Statistics and Planning for the Armed Forced Combined Hospital in Kwangju, Korea, Company Commander of Homeland Reserve Forces at the School of Medical & Science at Cheonnam National University, Kwangju, Korea, Director of General Affairs and Accounting for Korea Rural Community Corporation and Director of Accounting for Sinbaram Travel Agency. He is a graduate of Chosun University College of Law, South Korea.

Mr. Kwang Hyun Kim, 46, in addition to being the President and Secretary of the Company, has a vast array of experiences that make him an well qualified as an executive officer of USChina Taiwan. His experiences span several decades in the research and senior management fields and include current work as an Assistant Professor for Industry-University Cooperation Foundation at Konyang University, in 2011-12 as Visiting Professor at University of Michigan in the Nuclear Engineering and Radiological Sciences, 2010-11 as Assistant Professor at Joonwon University for Biomedical Engineering. 2009 to 2011 as a Director of BAERI (Basic Atomic Energy Research Institute) funded by the Ministry of Education and Science. He was also a Visiting Professor, Lecturer and Assistant Professor at Chosun University. He conducted his post doctoral work at KAERI (Korean Atomic Energy Research Institute). He was CEO and Director of Research at RadTek in Korea from 2001 to 2004. He was the director of Research Center for Hyundai’s Nuclear Engineering Research Institute from 98 to 2004. Prior to that he was a researcher for the Chosun University’s New Technology Research Center for Energy and Environments. He has additional experience as a scientist, engineer at MeltTran Co in Idaho Falls, Idaho. He served in the Korean military as a Researcher for Research Institute of Hannil General Industry Co, Ltd. He has his received his Ph.D. in 2004 from Korea Advanced Institute of Science and Technology (KAIST) in the Department of Nuclear & Quantum Engineering. His licenses, honors, awards and publications lists are extensive and include multiple patents.

Mr Kil-Su Kim, 53, Mr Kim is a graduate of Kyunghee University in Korea where he received a degree in the department of Commerce and Trade in 1986. During that time he also served his military service and was honorably discharged in 1982. He has a varied business experiences in the last 20 plus years to include from 86 to 92 work at Dongyang Jungmil Industries in the trade department. From 92-95 he served as Section Chief at Hyundai Electronics. From 95 to 2000 he was Deputy Head of his department at Hankuk Computer in public business development. He served as Executive Director of Seoul Electrons. From 2008 to 2011 he was Vice President of Dasan S&C. He is currently the Vice President of Itinfranet in South Korea. In his time as an OEM manager he arranged contracts in the hundreds of trillions of Won for companies like Hyundai, Samsung, Daewoo and Gold Star. He is married with 2 children.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2013	USChina Taiwan, Inc.

/s/ Kwang Hyun Kim
Kwang Hyun Kim
President and Secretary